SECOND ADMINISTRATIVE AMENDMENT
                             TO
         AMERITECH CORPORATE RESOURCE DEFERRAL PLAN


     Pursuant to authority reserved to Ameritech Corporation (the "Company") by the provisions of the Ameritech Corporate Resource Deferral Plan (Effective as of December 1, 1995) (the "Plan"), the Plan is hereby amended effective as of September 30, 1996 to delete subsection 4.4(d) in its entirety and to substitute the following therefor:

"(d) Accelerated Distribution. Anything in the Plan to the contrary notwithstanding, at the request of a Participant, the Committee may accelerate distribution of:

     (i) the entire Deferred Amount of any Participant on the active roll of the Company or an Employer whose Deferred Amount has not yet begun to be distributed in accordance with subsection 4.1; provided, that (a) the Deferred Amount to be distributed shall be paid in a lump sum and reduced by six percent (6%), as an early withdrawal penalty, (b) the valuation date used to determine such early withdrawal penalty shall be the most recent valuation date preceding the Committee's approval of the accelerated distribution,
(c) such early withdrawal penalty shall be retained by the Company and never distributed to the Participant, and (d) the Participant shall be prohibited from participating in the Plan for a period of twelve (12) consecutive months following the date of the Participant's accelerated distribution;

     (ii) the entire Deferred Amount of any Participant on the active roll of the Company or an Employer whose Deferred Amount, or any portion thereof, is currently being distributed to the Participant in accordance with subsection 4.1; provided, that (a) the Deferred Amount to be distributed shall be paid in a lump sum and reduced by six percent (6%), as an early withdrawal penalty, (b) such early withdrawal penalty shall be determined based upon the Deferred Amount immediately prior to the distribution commencement date for the first installment payment as elected by Participant in accordance with subsection 4.1, valued as of such distribution commencement date, (c) such early withdrawal penalty shall be retained by the Company and never distributed to the Participant, and (d) the Participant shall be prohibited from participating in the Plan for a period of twelve (12) consecutive months following the date of the Participant's accelerated distribution; and

     (iii)     the entire Deferred Amount of any
Participant who has retired from employment with the Company, its Subsidiaries and Affiliates after attaining eligibility for normal or approved early retirement as defined in subsection 4.2 and whose Deferred Amount is currently being distributed to the Participant in accordance with subsection 4.1; provided, that (a) the Deferred Amount to be distributed shall be paid in a lump sum and reduced by eight percent (8%), as an early withdrawal penalty, (b) such early withdrawal penalty shall be determined based upon the Deferred Amount immediately prior to the distribution commencement date for the first installment payment as elected by Participant in accordance with subsection 4.1, valued as of such distribution commencement date, and (c) such early withdrawal penalty shall be retained by the Company and never distributed to the Participant.

In no event shall the Committee approve any such request after having been notified of the Company's insolvency or bankruptcy."



Dated:  October 18, 1996


                              AMERITECH CORPORATION

                              By: /s/ Walter M. Oliver
                                   Senior Vice President -
                                   Human Resources


Concur:


/s/ Thomas P. Hester
Executive Vice President and
General Counsel